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                              PROXY VOTING POLICY

                         First Carolina Investors, Inc.

                               Adopted: MAY, 2003





         At the May 21, 2003, meeting the Board of Directors of First Carolina

Investors, Inc. adopted the following:

         Effective immediately, the Proxy Voting Policy of First Carolina

Investors, Inc. will be for the President to vote according to management's recommendation in the received proxies and to send a copy to Ms. Raby,

Assistant Secretary to the Corporation, for filing at the corporation's headquarters. In the event of a conflict of interest, the Chairman will contact the Pricing Committee and the full Board to discuss the issues. If the Chairman believes it is not in the corporation's best interests to vote in accordance with management's recommendation on a proxy received, he will prepare a memorandum disclosing such reasons for disagreeing with management's recommendations which will be kept in the business records at the corporation's headquarters. Copies of all proxies received and voted on will be available for all Directors and Officers to review at any time.